Exhibit 99.1

XEROX AND ACS UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On September 27, 2009, Xerox Corporation (“Xerox”) and Affiliated Computer Services, Inc. (“ACS”) entered into an Agreement and Plan of Merger providing for the acquisition of ACS by Xerox. Upon completion of the merger on February 5, 2010 (the acquisition date), ACS became a wholly owned subsidiary of Xerox.

The unaudited pro forma condensed combined balance sheet assumes that the merger took place on December 31, 2009 and combines Xerox’s audited December 31, 2009 consolidated balance sheet with ACS’s unaudited December 31, 2009 consolidated balance sheet.

The unaudited pro forma condensed combined statement of income for the fiscal year ended December 31, 2009 assumes that the merger took place on January 1, 2009. Xerox’s audited consolidated statement of income for the fiscal year ended December 31, 2009 has been combined with ACS’s unaudited consolidated statement of income for the four fiscal quarters ended December 31, 2009. This unaudited methodology includes the last two reported quarters of ACS’s fiscal year ended June 30, 2009 and ACS’s reported results for the six months ended December 31, 2009.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Xerox and ACS for the applicable periods:

•

Separate historical financial statements of Xerox as of and for the year ended December 31, 2009 and the related notes included in Xerox’s Annual Report on Form 10-K for the year ended December 31, 2009;

•	Separate historical financial statements of ACS as of and for the year ended June 30, 2009 and the related notes included in ACS’s Annual Report on Form 10-K for the year ended June 30, 2009; and

•	Separate historical financial statements of ACS as of and for the three and six months ended December 31, 2009 and the related notes included in Exhibit 99.2 of this Form 8-K.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Xerox and ACS during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP standards, which are subject to change and interpretation. Xerox has been treated as the acquiror in the merger for accounting purposes. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Although we do not expect any material adjustments, we expect to finalize these amounts during the second quarter of 2010. Under U.S. GAAP, companies have one year after an acquisition to finalize the purchase accounting. The following items still are subject to change:

•	amounts for intangible assets, property, equipment and software pending finalization of valuation efforts;

•	amounts for legal contingencies pending the finalization of our examination and valuation of the portfolio of filed cases; and

•

amounts for income tax assets, receivables and liabilities pending the filing of ACS’s pre-acquisition tax returns and the receipt of information from the taxing authorities which may change certain estimates and assumptions used.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger, the costs to combine the operations of Xerox and ACS or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Xerox Corporation and Affiliated Computer Services, Inc.

Unaudited Pro Forma Condensed Combined Statements of Income

Year Ended December 31, 2009

(in millions, except per share data)	Xerox	ACS	Pro Forma Adjustments			Pro Forma Combined
Revenues
Sales	$6,646	$239	$—			$6,885
Service, outsourcing and rentals	7,820	6,400	(37)	(A	)	14,183
Finance income	713	—	—			713

Total Revenues	15,179	6,639	(37)			21,781

Costs and Expenses
Cost of sales	4,395	217	—			4,612
Cost of service, outsourcing and rentals	4,488	5,177	(170)	(B	)	9,495
Equipment financing interest	271	—	—			271
Research, development and engineering expenses	840	—	—			840
Selling, administrative and general expenses	4,149	518	—			4,667
Restructuring and asset impairment charges	(8)	5	—			(3)
Other expenses, net	417	192	199	(C	)	808

Total Costs and Expenses	14,552	6,109	29			20,690

Income before Income Taxes & Equity Income	627	530	(66)			1,091
Income tax expense	152	179	(25)	(D	)	306
Equity in net income of unconsolidated affiliates	41	—	—			41

Net Income	516	351	(41)			826
Less: Net Income attributable to noncontrolling interests	31	—	—			31

Net Income Attributable to Xerox Corporation	$485	$351	$(41)			$795

Basic Earnings per Share	$0.56	$3.59		(E	)	$0.57
Diluted Earnings per Share	$0.55	$3.57		(E	)	$0.56

Basic - Weighted-Average Shares	870	98				1,360
Diluted - Weighted-Average Shares	880	98				1,381

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 6 - Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income.

Xerox Corporation and Affiliated Computer Services, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheets

December 31, 2009

(in millions)	Xerox	ACS	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$3,799	$825	$(3,122)	(A)	$1,502
Accounts receivable, net	1,702	1,375	(64)	(B)	3,013
Billed portion of finance receivables, net	226	—	—		226
Finance receivables, net	2,396	—	—		2,396
Inventories	900	20	—		920
Other current assets	708	169	(60)	(C)	817

Total current assets	9,731	2,389	(3,246)		8,874
Finance receivables due after one year, net	4,405	—	—		4,405
Equipment on operating leases, net	551	—	—		551
Land, buildings and equipment, net	1,309	611	(185)	(D)	1,735
Investments in affiliates, at equity	1,056	—	—		1,056
Intangible assets, net	598	288	2,747	(E)	3,633
Goodwill	3,422	2,897	2,166	(F)	8,485
Deferred tax assets, long-term	1,640	(505)	(331)	(G)	804
Other long-term assets	1,320	759	(505)	(H)	1,574

Total Assets	$24,032	$6,439	$646		$31,117

Liabilities and Equity
Short-term debt and current portion of long-term debt	$988	$296	$(16)	(I)	$1,268
Accounts payable	1,451	273	—		1,724
Accrued compensation and benefits costs	695	157	13	(J)	865
Other current liabilities	1,327	573	(65)	(K)	1,835

Total current liabilities	4,461	1,299	(68)		5,692
Long-term debt	8,276	2,036	(1,091)	(I)	9,221
Liability to subsidiary trust issuing preferred securities	649	—	—		649
Pension and other benefit liabilities	1,884	110	20	(L)	2,014
Post-retirement medical benefits	999	—	—		999
Other long-term liabilities	572	159	(1)	(M)	730

Total Liabilities	16,841	3,604	(1,140)		19,305

Series A convertible preferred stock	—	—	348	(N)	348

Common stock	871	1	489	(O)	1,361
Additional paid-in-capital	2,493	1,770	2,055	(P)	6,318
Treasury stock, at cost	—	(1,056)	1,056	(Q)	—
Retained earnings	5,674	2,152	(2,194)	(R)	5,632
Accumulated other comprehensive loss	(1,988)	(32)	32	(S)	(1,988)

Xerox Shareholders’ Equity	7,050	2,835	1,438		11,323
Noncontrolling Interests	141	—	—		141

Total Equity	7,191	2,835	1,438		11,464

Total Liabilities and Equity	$24,032	$6,439	$646		$31,117

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 7 - Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Description of Transaction

Upon completion of the merger on February 5, 2010 (the acquisition date), ACS became a wholly owned subsidiary of Xerox as each share of ACS Class A and Class B common stock issued and outstanding converted into the right to receive a combination of 4.935 shares of Xerox common stock and $18.60 in cash, without interest. In addition, the holders of Class B common stock received shares of Xerox Convertible Preferred Stock (see below for description). The transaction qualified as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

ACS stock options, other than ACS stock options issued in August 2009, whether or not then vested and exercisable, became fully vested and exercisable and assumed by Xerox at the effective time of the merger in accordance with preexisting change-in-control provisions. Each assumed option became exercisable for Xerox common stock equal to the product of the number of shares of ACS Class A common stock that were subject to the ACS stock option immediately prior to the effective time of the merger multiplied by (i) the sum of (A) 4.935 and (B) the cash consideration of $18.60 divided by (ii) the per share closing price for Xerox common stock on the last trading day before the closing of this merger — such ratio the “Option Exchange Ratio.” The per share exercise price for the shares of Xerox common stock issuable upon exercise of the assumed ACS stock options is equal to the quotient determined by dividing the exercise price per share of ACS Class A common stock of the ACS stock option by the Option Exchange Ratio.

ACS stock options issued in August 2009 will continue to vest and become exercisable for Xerox common stock in accordance with their original terms. The estimated fair value of the new Xerox stock options will be recorded to compensation cost over the future vesting period. No adjustment to the unaudited pro forma condensed statement of income were made related to stock-based compensation since it is not anticipated that the stock-based compensation expense for ACS employees after the completion of the merger will be materially different than the amounts already included in ACS’s historical statements of income.

In connection with the merger, Xerox issued shares of Xerox Convertible Preferred Stock with an aggregate liquidation preference of $300 million to the holders of ACS Class B common stock. For purposes of these unaudited pro forma condensed combined financial statements, the Xerox Convertible Preferred Stock was estimated to have a fair value of $349 million. The Xerox Convertible Preferred Stock pays quarterly cash dividends at a rate of 8 percent per year and has a liquidation preference of $1,000 per share. Each share of Xerox Convertible Preferred Stock is convertible at any time, at the option of the holder, into 89.8876 shares of common stock (which reflects an initial conversion price of approximately $11.125 per share of common stock, which is a 25% premium over $8.90, which was the average closing price of Xerox common stock over the 7-trading day period ended on September 14, 2009, and the number used for calculating the initial conversion price in the merger agreement), subject to customary anti-dilution adjustments. On or after the fifth anniversary of the issue date, Xerox will have the right to cause, under certain circumstances, any or all of the Xerox Convertible Preferred Stock to be converted into shares of Xerox common stock at the then applicable conversion rate. The holders of Xerox Convertible Preferred Stock are also able to convert upon a change in control at the applicable conversion rate plus an additional number of shares determined by reference to the price paid for Xerox common stock upon a change in control. In addition, upon the occurrence of certain fundamental change events, including a future change in control of Xerox or if Xerox common stock ceases to be listed on a national securities exchange, the holders of Xerox Convertible Preferred Stock have the right to require Xerox to redeem any or all of the Xerox Convertible Preferred Stock in cash at a redemption price per share equal to the liquidation preference and any accrued and unpaid dividends to, but not including the redemption date. The Xerox Convertible Preferred Stock is classified as temporary equity (i.e., apart from permanent equity) as a result of the contingent redemption feature.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Xerox and ACS. For ease of reference, all pro forma statements use Xerox’s period end dates and ACS’s reported information has been recasted accordingly to correspond to Xerox’s period end dates by adding ACS’s comparable quarterly periods as necessary. In addition, certain reclassifications have been made to the historical financial statements of ACS to conform with Xerox’s presentation, primarily related to the presentation of revenues; selling, administrative and general (SAG) expenses; software; intangible assets and deferred taxes.

The acquisition method of accounting is based on Accounting Standards Codification (ASC) Topic 805, Business Combinations, which Xerox adopted on January 1, 2009 and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures, which Xerox has adopted as required.

ASC Topic 805, requires, among other things, that most assets acquired and liabilities acquired be recognized at their fair values as of the acquisition date. Financial statements of Xerox issued after completion of the merger will reflect such fair values, measured as of the acquisition date. The financial statements of Xerox issued after the completion of the merger will not be retroactively restated to reflect the historical financial position or results of operations of ACS.

ASC Topic 820, defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be unrelated (to Xerox) buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. A single estimate of fair value results from a complex series of judgments about future events and uncertainties and relies heavily on estimates and assumptions. Our judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed as well as asset lives, can materially impact our results of operations.

Under ASC Topic 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees, etc.) not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. The unaudited condensed combined pro forma financial statements assume that the estimated transaction costs remaining as of December 31, 2009 were paid in conjunction with the closing of the merger. Total advisory, legal, regulatory and valuation costs incurred by Xerox were $59 million, of which $14 million was expensed in the year ended December 31, 2009. In addition, Xerox has reflected fees of approximately $58 million associated with the bridge facility, as described in Xerox’s Current Report on Form 8-K filed on September 28, 2009, that were expensed in 2009. The bridge term facility was not utilized and was terminated in January 2010. The unaudited pro forma condensed combined balance sheet also reflects acquisition-related transaction costs incurred by ACS of $66 million as an assumed liability paid in connection with the closing of the merger (of which $21 million was expensed by ACS in 2009).

3. Accounting Policies

Xerox is still in the process of performing a detailed review of ACS’s accounting policies. At this time, Xerox is not aware of any differences that would have a material impact on the combined financial statements.

4. Consideration Transferred

The table below details the consideration transferred to acquire ACS (certain amounts reflect rounding adjustments):

(shares in thousands)	Conversion Calculation	Estimated Fair Value	Form of Consideration
ACS Class A shares outstanding as of the acquisition date	92.7
ACS Class B shares outstanding as of the acquisition date	6.6

Total ACS Shares Outstanding	99.3
Xerox stock price as of the acquisition date	$8.47
Multiplied by the exchange ratio	4.935

Equity Consideration per Common Share Outstanding	$41.80	$4,149	Xerox common stock
Cash Consideration per Common Share Outstanding	$18.60	$1,846	Cash

ACS stock options exchanged for a Xerox equivalent stock option	13.6
Multiplied by the Option Exchange Ratio	7.085289

Total Xerox Equivalent Stock Options(1)	96.7	$168	Xerox stock options
Xerox Preferred Stock Issued to ACS Class B shareholders		$349	Xerox preferred stock

Total Fair Value of Consideration Transferred		$6,512

(1)

Xerox assumed all outstanding ACS stock options at closing. For the August 2009 options, the portion of the estimated fair value associated with service prior to the close was recorded as part of the acquisition fair value with the remainder recorded as future compensation cost over the remaining vesting period. The estimated fair value associated with the Xerox options issued in exchange for the ACS options was approximately $222 based on a Black-Scholes valuation model. Approximately $168 of the estimated fair value was recorded as part of the acquisition fair value and $54 million is expected to be expensed over the remaining vesting period which is estimated to be approximately 3.9 years. The following table outlines the assumptions used to value the stock options issued in exchange for the ACS options:

Assumptions	Pre-August 2009 Options	August 2009 Options
Strike price	$6.89	$6.33
Expected volatility	37.90%	38.05%
Risk-free interest rate	0.23%	1.96%
Expected term	0.75 years	4.2 years

5. Estimate of Assets Acquired and Liabilities Assumed

The following table provides an estimate of the assets acquired and the liabilities assumed by Xerox in the merger and represents ACS’s unaudited December 31, 2009 consolidated balance sheet adjusted for fair value and other acquisition related changes. The fair value and other acquisition related changes were determined as of the acquisition date.

Assets
Cash and cash equivalents	$732
Accounts receivable	1,311
Other current assets	280
Land, buildings and equipment	426
Intangible assets	3,035
Goodwill	5,063
Other long-term assets	255

Liabilities
Other current liabilities	826
Deferred revenue	161
Deferred tax liability	987
Debt	2,343
Pension liabilities	39
Other long-term liabilities	234

Net Assets Acquired / Consideration Transferred	$6,512

Intangible Assets: The following table is a summary of the fair value estimates of the identifiable intangible assets and their weighted-average useful lives:

	Estimated Fair Value	Estimated Useful Life
Customer relationships/contracts	$2,920	11.6 years
ACS tradename	100	4 years
Buck tradename	10	(1)
Title plant	5	(2)

Total Identifiable Intangible Assets	$3,035

(1)	Determined to be an indefinite-lived intangible asset.
(2)

Title plant is not subject to depreciation or charged to earnings based on ASC Topic 950 – Financial Services – Title Plant, unless circumstances indicate that the carrying amount of the title plant has been impaired.

Deferred Revenue: Deferred revenue in the context of a business combination represents an obligation to provide future products or services to a customer when payment for such products or services has been made prior to the products being delivered or services rendered. A certain portion of ACS’s unearned revenue is for services already rendered and therefore no future obligation to provide services remains. The payments from customers were generally for up-front transition and set-up services and were deferred due to the revenue recognition requirements for up-front payments. Accordingly, Xerox adjusted the balance of unearned revenue by $133 million ($53 million current; $80 million non-current) for the estimated portion of unearned revenue for which no future service obligation remains. Post acquisition revenue will be reduced for the value of this adjustment. No adjustment was made for the remaining portion of unearned revenue of approximately $161 million ($145 million current; $16 million non-current) as it was determined to be a reasonable estimate of the fair value for the remaining obligation to provide future services to customers.

Deferred Taxes: For purpose of these unaudited pro forma condensed combined financial statements, we provided deferred taxes and recorded other tax adjustments of $385 million ($54 million current; $331 million non-current) as part of the accounting for the acquisition. After the adjustments, the estimated net deferred tax liability was $987 million as of December 31, 2009 ($151 million current; $836 million non-current). The adjustments primarily related to the estimated fair value adjustments for acquired intangible assets as well as the elimination of a previously recorded deferred tax liability associated with ACS’s historical goodwill that was tax deductible. In addition, we also provided deferred taxes of $76 million for the outside basis difference associated with certain foreign subsidiaries of ACS for which no taxes have been previously provided. We expect to reverse the outside basis difference primarily through our current intention to repatriate earnings from those subsidiaries as opposed to permanently reinvesting them as well as through the reorganization of those subsidiaries. See Note 7 Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets, item (G) for details regarding the adjustment to deferred taxes.

Debt: As of the effective time of the merger, debt must be measured at fair value. A portion of ACS’s debt was repaid in connection with the closing of the merger - $1,767 million at December 31, 2009 - together with related interest rate swaps representing a $26 million liability at December 31, 2009. Accordingly, Xerox only calculated a fair value adjustment to ACS’s remaining debt. As a result of the debt repayment and fair value adjustment, ACS’s deferred debt issuance costs of $19 million were written off. The following is a summary as of December 31, 2009 of the ACS debt assumed:

4.70% Senior Notes due June 2010	$250
5.20% Senior Notes due June 2015	250
Capital lease obligations and other debt	65

Principal debt balance	565
Fair value adjustments	11

Total debt - not repaid	576
Debt repaid in connection with the acquisition	1,767

Total debt assumed	$2,343

Pension Obligations: In connection with our acquisition of ACS, we assumed several pension plans covering the employees of ACS’s human resources consulting and outsourcing business in the U.S., U.K., Germany and Canada. The plans in the U.S. and Canada are both funded and unfunded; the plan in the U.K. is funded and the plan in Germany is unfunded. The following is a summary of the estimated funded position of the assumed ACS plans, as well as associated weighted-average assumptions used to determine benefit obligations for purposes of these unaudited pro forma condensed combined financial statements:

Estimated Fair Value
Projected benefit obligation	$142
Fair value of plan assets	111

Net Unfunded Status	$(31)

Amounts recognized in the unaudited pro forma condensed combined balance sheet:

Other long-term assets	$8
Pension liabilities	(39)

Net Amount Recognized	$(31)

Weighted average assumption used to determine benefit obligations:

Discount rate	5.7%
Expected rate of return on plan assets	6.9%
Rate of compensation increase	3.9%

Other Long-Term Liabilities: The assumed liabilities include payments due under contractual change-in-control provisions in employment agreements of certain ACS employees and its Chairman of approximately $95 million ($15 million current; $80 million non-current). The liabilities include accruals for related excise and other taxes Xerox is obligated to pay. This amount is a preliminary estimate that may change once the underlying calculations are finalized and excludes $11 million of change-in-control related payments made in October 2009.

Contingent Consideration: Although there is no contingent consideration associated with this merger, ACS is obligated to make certain contingent payments in connection with prior acquisitions upon satisfaction of certain contractual criteria. As of the effective time of the merger, contingent consideration obligations must be recorded at their respective fair value. As of December 31, 2009, the maximum aggregate amount of ACS’s outstanding contingent obligations to former shareholders of acquired entities is approximately $46 million. The fair value of this obligation was estimated to be $11 million ($9 million current; $2 million non-current) for purposes of these unaudited pro forma condensed combined financial statements.

Contingencies: As of the effective time of the merger, except as specifically excluded by GAAP, contingencies are required to be measured at fair value, if the acquisition-date fair value of the asset or liability arising from a contingency can be determined. If the acquisition-date fair value of the asset or liability cannot be determined, the asset or liability would be recognized at the acquisition date if both of the following criteria were met: (i) it is probable that an asset existed or that a liability had been incurred at the acquisition date, and (ii) the amount of the asset or liability can be reasonably estimated. These criteria are to be applied using the guidance in ASC Topic 405, Contingencies. ACS is involved in various legal proceedings, including an SEC investigation. However, Xerox is still reviewing information regarding the fair value of these contingencies. A fair valuation effort requires review of complex legal matters and associated defense strategies, which are in progress. As required, ACS has historically accounted for these contingencies under ASC Topic 405. If fair value cannot be determined for ACS’s contingencies, the combined company would continue to account for the ACS contingencies using ASC Topic 405. For the purpose of these unaudited pro forma condensed combined financial statements, Xerox has not adjusted the ACS book values for contingencies. This approach is preliminary and subject to change after completion of the final review and assessment of ACS’s legal proceedings.

Goodwill: Goodwill in the amount of $5.1 billion is estimated for this acquisition and is calculated as the excess of the consideration transferred over the net assets recognized and represents the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. Specifically, the goodwill recorded as part of the acquisition of ACS includes:

•	the expected synergies and other benefits that we believe will result from combining the operations of ACS with the operations of Xerox;

•	any intangible assets that do not qualify for separate recognition such as the assembled workforce; and

•	the value of the going-concern element of ACS’s existing businesses (the higher rate of return on the assembled collection of net assets versus acquiring all of the net assets separately).

Goodwill is not amortized but rather subject to an annual fair value impairment test. Goodwill of $2.28 billion is estimated to be deductible for tax purposes as a result of being generated from previous taxable acquisitions of ACS.

6. Notes to Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income

(A) Reflects adjustments for the following (in millions):

Year Ended December 31, 2009
Reduction in revenue related to the write-off of deferred revenue for which no future service obligation remains(1)	$(53)
Reversal of amortization for certain ACS deferred charges, including contract inducements costs, that were written-off at the consummation of the acquisition	16

Total	$(37)

(1)

See notes (K) and (M) in Note 7 - Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets for the estimated reduction to ACS’s historical deferred revenue. After the completion of the merger Xerox’s revenue will reflect the decreased valuation of ACS’s deferred revenue. Although long-term there will be no continuing impact on the combined operating results, the majority of this deferred revenue would have been recognized by ACS in the next two years. To show the anticipated effect on the combined operating results after the completion of the merger, the historical unaudited pro forma condensed statements of income were adjusted to reflect the decrease in ACS’s deferred revenue.

(B) Reflects adjustments for the following (in millions):

Year Ended December 31, 2009
Lower estimated depreciation resulting from fair value adjustments to land, buildings and equipment(1)	$(78)
Lower estimated depreciation resulting from the write-off and fair value adjustments to software(2)	(48)
Reversal of amortization for certain ACS deferred charges, including customer contract costs, written-off at the consummation of the acquisition	(44)

Total	$(170)

(1)	See note (D) in Note 7 - Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets.
(2)	See note (H) in Note 7 - Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets.

(C) The pro forma adjustment to other expenses, net primarily reflects additional intangible asset amortization and the interest expense related to the Senior Notes Xerox issued in December 2009 and $649 million of additional borrowings under our existing revolving credit facility. The components of the adjustments to other expenses, net are as follows (in millions):

Year Ended December 31, 2009
New intangible asset amortization(1)	$278
Eliminate ACS’s historical intangible asset amortization expense	(48)
Interest expense on new debt issuances used to partially finance the merger(2)	120
Amortization of: (i) deferred financing fees related to new debt issuances; and (ii) the estimated fair value adjustment for ACS’s debt not repaid.	26
Historical interest cost - debt repaid	(81)
Amortization of deferred financing fees - debt repaid	(9)
Forgone interest income from lower cash balances used to partially fund the merger	17
To eliminate change in control payments which are directly attributable to the merger but do not have a continuing impact on the combined entity’s results.	(11)
To eliminate acquisition related transaction costs including advisory and legal fees incurred during the year ended December 31, 2009, which are directly attributable to the merger but do not have a continuing impact on the combined entity’s results	(93)

Total	$199

(1)	For estimated intangible asset values and the associated useful lives, see note (E) in Note 7 - Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets.
(2)	For the new borrowings used to partially finance the merger, see note (I) in Note 7 - Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets.

(D) This represents the tax effect of adjustments to income before income taxes and equity income primarily related to the expense associated with incremental debt to partially finance the merger and increased amortization resulting from estimated fair value adjustments for acquired intangibles, as well as fair value adjustments including those for unearned revenue, software and land, buildings and equipment. Xerox has assumed a 38% blended tax rate representing the estimated combined effective U.S. federal and state statutory rates. This estimated blended tax rate recognizes that ACS is predominately a U.S. based entity and that the debt incurred by Xerox to effect the merger is an obligation of a U.S. entity. However, the effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities.

(E) The unaudited pro forma condensed combined basic and diluted earnings per share calculations are the historical basic and diluted weighted average shares of Xerox plus the shares issued by Xerox to effect the merger and the effect of Xerox stock options issued in exchange for the ACS options. For purposes of the unaudited pro forma condensed combined diluted earnings per share calculations, net income available to common shareholders reflects net income less dividends on the Series A convertible preferred stock of $24 million per year.

7. Notes to Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets

(A) The sources and uses of funds relating to the merger are as follows:

(in millions)
Repayment of ACS’s debt(1)	$(1,767)
Cash consideration to shareholders of ACS common stock at $18.60 per share	(1,846)
Estimated remaining Xerox and ACS acquisition related transaction costs (excludes $51 million of fees paid as of December 31, 2009 of which $44 million related to the bridge term facility)(2)	(132)
Payment upon termination of ACS interest rate swaps in conjunction with the closing of the merger	(26)

Total uses of cash	(3,771)
Borrowings under our existing revolving credit facility(1)	649

Net effect on cash	$(3,122)

(1)	See (I) below for a description of the transaction financing.
(2)

The unaudited condensed combined pro forma balance sheet assumes that the estimated remaining transaction costs were paid in conjunction with the closing of the merger. The bridge term facility was not utilized and was terminated in January 2010. See (K) below.

(B) Represents the estimated fair market value adjustment for certain accounts receivable.

(C) Reflects adjustments for the following:

(in millions)
Net change to current deferred tax assets(1)	$(54)
Represents the write-off of the current portion of ACS’s unamortized debt issuance costs(2)	(6)

Total	$(60)

(1)	See (G) below for long-term deferred tax assets.
(2)	See (H) and (I) below.

(D) Represents the estimated fair market value adjustment for land, buildings and equipment.

(E) The pro forma adjustments to intangible assets, net reflect the following:

(in millions)
To record the estimated fair value of the following identifiable intangible assets:
Customer relationships - estimated 11.6 year weighted average useful life	$2,920
ACS tradename - estimated useful life of 4 years	100
Buck tradename - non-amortizable as indefinite-lived	10
Title plant - non-amortizable as indefinite-lived	5
Eliminate ACS’s historical intangible assets	(288)

Total	$2,747

(F) Reflects adjustments for the following:

(in millions)
Estimated transaction goodwill	$5,063
Eliminate ACS’s historical goodwill	(2,897)

Total	$2,166

(G) Reflects adjustments for the following:(1)

(in millions)
Establish deferred tax liability for the increase in the basis of identified acquired intangible assets(2)	$(1,048)
Elimination of ACS’s previous deferred tax liability associated with historical goodwill	472
To provide deferred taxes for the estimated fair market value adjustments for receivables, land, buildings and equipment and software(3)	222
To provide deferred taxes for reversal of outside basis differences(4)	(76)
Reduce deferred tax assets related to the write-off of deferred revenue for which no future service obligation remains(5)	(51)
Establish deferred tax asset for the write-off of certain ACS deferred customer costs including contract inducements and contract set-up and transition costs	59
Increase in deferred tax assets for the accelerated vesting of certain ACS nonqualified stock options	13
Net deferred tax asset provided for other estimated purchase accounting adjustments	24

Total change in deferred tax assets	$(385)

Total change from the unaudited historical balance sheet:
Net change in current portion of deferred tax assets - see (C) above	$(54)
Net change in long-term portion of deferred tax assets	(331)

Total	$(385)

(1)

Given that ACS is predominately a U.S. based entity, Xerox has assumed a blended 38% tax rate representing the estimated combined effective U.S. federal and state statutory rates. However, the effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities.

(2)	See (E) above for identified intangible assets.
(3)	See (B), (D) and (H) and for the adjustment to receivables, land, buildings and equipment and software, respectively.

(4)

The outside basis differences are associated with ACS’s foreign subsidiaries for which no taxes have been previously provided. Xerox plans to reverse the outside basis difference associated with certain ACS foreign subsidiaries.

(5)	See (K) and (M) below for adjustments to deferred revenue.

(H) Reflects adjustments for the following:

(in millions)
Write-off of certain ACS deferred customer costs including contract inducements and contract set-up and transition costs	$(169)
Represents the write-off and estimated fair market value adjustment for ACS’s software(1)	(331)
Adjustment for net funded position of assumed ACS pensions(2)	8
Write-off the long-term portion of ACS’s unamortized debt issuance costs(3)	(13)

Total	$(505)

(1)

A portion of the adjustment related to software includes the write-off of customer specific or dedicated software (i.e. software with no alternative use beyond the customer contract) as the value associated with such customer specific software is included in the fair value of the customer relationship intangible asset in a similar manner to customer inducements as well as contract set-up and transition costs.

(2)	See (L) below.
(3)	See (C) above and (I) below.

(I) Reflects adjustments for the following:

(in millions)
ACS Term Loan Facility due March 2013	$(1,733)
ACS Revolving Facility due March 2012	(34)

Total debt repayments	(1,767)
Borrowings under our existing revolving credit facility at an assumed current rate of 3.75%(1)	649
Estimated fair market value adjustment for the assumed ACS debt that was not repaid in conjunction with the merger	11

Net change in debt	$(1,107)

Total change from the unaudited historical balance sheet:
Current debt portion	$(16)
Long-term debt portion	(1,091)

Total	$(1,107)

(1)

The cash portion of the acquisition, as well as the repayment of approximately $1.8 billion of ACS’s assumed debt was funded through a combination of cash on hand, additional borrowings under our existing credit facility and the proceeds from the $2.0 billion of Senior Notes issued in December 2009. See note (C) in Note 6 – Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income for the estimated interest expense related to these borrowings.

(J) Represents increases in benefit related accruals primarily related to conforming accounting policies related to incurred but not reported liabilities.

(K) Reflects adjustments for the following:

(in millions)
Payment upon termination of ACS interest rate swaps - current portion(1)	$(17)
Write-off of the current portion of deferred revenue for which no future service obligation remains(1)(2)	(53)
Fair market value adjustments for contractual commitments - current portion(1)	23
To eliminate acquisition related transaction costs including advisory and legal fees accrued during 2009 assumed to be paid in conjunction with the closing of the merger(3)	(42)
Current portion of accrual for contingent consideration related to previous ACS acquisitions(1)	9
Current portion of estimated incremental payments related to the change in control of ACS(1)	15

Total	$(65)

(1)	See (M) below for long-term portion.
(2)

After the completion of the merger Xerox’s revenue will reflect the decreased valuation of ACS’s deferred revenue. Although long-term there will be no continuing impact on the combined operating results, the majority of this deferred revenue would have been recognized by ACS in the next two years. To show the anticipated effect on the condensed combined operating results after the completion of the merger, the historical unaudited pro forma condensed statements of income were also adjusted to reflect the decreased value of ACS’s deferred revenue.

(3)	See (A) above for acquisition related transaction costs. Amount includes $14 million for accrued fees associated with the bridge term facility.

(L) Represents adjustments to net funded status of ACS’s benefit plans assumed by Xerox in connection with the acquisition. See (H) above.

(M) Reflects adjustments for the following:

(in millions)
Payment upon termination of ACS interest rate swaps - long-term portion(1)	$(9)
Write-off of the long-term portion of deferred revenue for which no future service obligation remains(1)	(80)
Estimated incremental payments related to the change in control of ACS (excludes $11 million paid by ACS in October of 2009)(1)	80
Fair market value adjustments for contractual commitments - long-term portion(1)	6
Long-term portion of accrual for contingent consideration related to previous ACS acquisitions(1)	2

Total	$(1)

(1)	See (K) above for current portion.

(N) Reflects adjustments for the following:

(in millions)
Estimated fair market value of Series A convertible preferred stock issuance	$349
Deferred transaction costs related to the issuance of the preferred stock	(1)

Total	$348

(O) Reflects adjustments for the stock portion of the merger consideration, at par, and to eliminate ACS’s common stock, at par, as follows:

(in millions)
Issuance of Xerox common stock based on conversion ratio of 4.935 shares for each ACS Class A and Class B share	$490
Eliminate ACS’s common stock	(1)

Total	$489

(P) Reflects adjustments for the following:

(in millions)
To record stock portion of the merger consideration at fair value	$4,149
Par value of stock portion of the merger consideration recorded within common stock(1)	(490)
To record the fair value of stock options including those that vested as a result of the merger(2)	168
Eliminate ACS’s additional paid-in-capital	(1,770)
Capitalized transaction costs related to the issuance of Xerox common stock	(2)

Total	$2,055

(1)	See (O) above.
(2)	See (G) above.

(Q) To eliminate ACS’s treasury stock.

(R) Reflects adjustments for the following:

(in millions)
Eliminate ACS’s retained earnings	$(2,152)
To record estimated non-recurring costs for remaining Xerox acquisition related transactions costs(1)	(42)

Total	$(2,194)

(1)	Amount excludes $14 million of transactions costs and $58 million of fees associated with the bridge term facility that was not utilized as these costs were expensed by Xerox in 2009.

(S) To eliminate ACS’s accumulated other comprehensive loss.